Exhibit 3.1(40)

CERTIFICATE OF INCORPORATION

OF A

PRIVATE LIMITED COMPANY

Company Number. 8445074

The Registrar of Companies for England and Wales, hereby certifies that

COTT DEVELOPMENTS LIMITED

is this day incorporated under the Companies Act 2006 as a private company, that the company is limited by shares, and the situation of its registered office is in England and Wales.

Given at Companies House, Cardiff, on 14th March 2013.

The above information was communicated by electronic means and authenticated by the

Registrar of Companies under section 1115 of the Companies Act 2006